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Exhibit 10.47

SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS

        This Separation Agreement and General Release of all Claims (the "Agreement") is entered into by and between Metromedia International Group, Inc. (the "Company") and Matthew Mosner (the "Executive") and dated July 11, 2003.

        In consideration of the mutual promises set forth in the Agreement and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Executive and the Company (the "Parties") hereby agree as follows:

        1.    Entire Agreement.    The Agreement, and all exhibits and attachments hereto, is the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes any other agreement relating thereto, whether written, oral, express or implied, between the Parties, including, without limitation, the Employment Agreement between the Parties, dated August 1, 2002. Other than the Agreement and as otherwise explicitly stated herein, there are no agreements of any nature whatsoever between the Executive and the Company that survive the Agreement. The Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties.

        2.    Termination of Employment.    The Executive and the Company hereby agree that, on February 25, 2003, the Company unilaterally terminated Executive's employment (the "Termination") and informed the Executive that any and all appointments and positions he holds with the Company and any of its affiliates or subsidiaries (collectively, the "Company Group"), whether as officer, director, employee, consultant, agent or otherwise ceased as of that same day (the "Termination Date"); and that, on February 26, 2003, the Company issued a written Notice of Termination confirming that the Termination was effective as of the Termination Date. Such termination is "without cause," and will be so described by the Executive and the Company, both internally and externally. Effective as of the Termination Date, the Executive shall have no authority to act on behalf of the Company or any other members of the Company Group, and shall not hold himself out as having such authority or otherwise act in an executive or other decision making capacity. Without limiting the generality of this Section, the Executive agrees to endeavor to cooperate in good faith with the Company as the Company shall reasonably request, and at the Company's expense, regarding (i) the Executive's termination from any and all appointments and positions at the Company Group as described above, and (ii) information related to matters affecting, and business conducted by, the Company Group prior to the Termination Date; provided that Executive (i) is prepaid at a rate of $375 per hour or any part thereof, with a one hour minimum, and (ii) shall, at the Company's expense, be entitled to engage one firm of his choosing to serve as his legal advisor.

        3.    Entitlements.

        A.    The Employment Agreement guarantees the Executive a period of thirty (30) days between written notice of termination duly given by the Company and the effective date of termination (the "Notice Period"). The Termination and Termination Date implemented unilaterally by the Company deprived the Executive of this Notice Period and benefits to which he was entitled. Accordingly, the Company shall pay to the Executive a single lump sum cash payment of U.S. $120,000.00 (such amount, subject to any required withholding in accordance with Section 9(D) hereof, the "Entitlements Payment") on or before July 19, 2003, following the execution of the Agreement, payable to an account designated in writing by the Executive to the Escrow Agent and out of the Escrow Account described below; provided, that such payment shall not be paid from the Escrow Account earlier than the later of (i) the eighth (8th) day following execution of the Agreement, and (ii) the Executive's compliance with

Section 4 hereof and his delivery of an executed letter to the Company confirming such compliance (the latest of the date specified in clause (i) or (ii) being referred to herein as the "Required Payment Date"). Of such lump sum payment, U.S.$22,916.66 represents salary that the Company would have paid to the Executive during the Notice Period; U.S.$1,504.00 represents health insurance coverage that the Company would have provided for the Executive during the Notice Period; and U.S.$48,653.84 represents compensation that the Company is required to pay for forty-six (46) days of the Executive's unused but accrued vacation which has accrued as of the Termination Date in accordance with the Company's regular policies, as modified by the Employment Agreement; U.S.$ 34,815.00 represents fees of attorneys for Executive which are being paid by the Company for good and valuable consideration granted herein by Executive, including without limitation the Executive's agreement to cooperate in accordance with Section 2; and the balance represents interest accrued on the foregoing entitlements since the Termination Date.

        B.    As of and after the Termination Date, the Executive shall no longer participate in, accrue service credit or have contributions made on his behalf under any employee benefit plan sponsored by the Company in respect of periods commencing on and following the Termination Date, including without limitation, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. The Executive shall be entitled to all benefits accrued up to the Termination Date to the extent vested under the Metromedia International Telecommunications, Inc. 401(k) Plan, in accordance with the terms of such plan. Notwithstanding the foregoing, the Executive shall continue to be eligible to participate in the group medical insurance plans of the Company in which he was participating immediately prior to Termination Date, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        C.    If the Company does not deposit the Entitlements Payment to the Escrow Account on July 11, 2003, then this entire Separation Agreement and General Release of All Claims shall be void and of no further force and effect.

        D.    To secure payment of the Company's obligations hereunder, the Company shall concurrently herewith deposit the Entitlements Payment into the following escrow account (the "Escrow Account") established by Ruskin Mosou Faltischek, P.C. (the "Escrow Agent"):

JP Morgan Chase Bank
4 New York Plaza
New York, New York
ABA No.: 021000021
Ruskin Moscou Faltischeck, P.C.
Attorney Trust Account #2
Account No.: 171-0646471-65

pursuant to an agreement between the Company and the Escrow Agent dated as of the date hereof (the "Escrow Agreement"). All funds so deposited in the Escrow Account will be paid over to the Executive on the Required Release Date, unless prior to such time the Escrow Agent is notified that by the Company that the Executive has not complied with Section 4(A) hereof or this Agreement is revoked under Section 7(G) hereof, in either of which case the Escrow Agent shall return all such funds to the Company as provided in the Escrow Agreement. The Executive acknowledges and agrees that he has selected the Escrow Agent and that the Company will not be responsible for any escrow fees, costs or expenses of, or otherwise be responsible to, the Escrow Agent. In addition, the Company will not be responsible for any loss or damage (including any delays, failures or breaches) caused by the Escrow Agent. For the avoidance of doubt, once the Entitlement Payments are deposited into the Escrow Account, the Company shall have no further responsibility or obligation to pay Executive the Entitlement Payments and the Executive shall look solely to the Escrow Agent and the Escrow Account.

        4.    Return of Company Property.

        A.    No later than the third business day following the date hereof, the Executive shall deliver to the Company, through its counsel Paul, Weiss, Rifkind, Wharton & Garrison LLP, a complete set of all papers, notes and documents (in any medium, including computer disks), whether property of the Company Group or not, prepared, received or obtained by the Executive or his counsel during the course of and relating to his employment with the Company or any member of the Company Group, and all equipment and property of the Company Group which is in the Executive's possession or under his control, whether at the Executive's home or elsewhere (other than at the Company's offices), including all such papers, work papers, notes, documents and equipment in the possession of the Executive and his counsel. A second complete set of said papers, notes and documents, shall be retained in escrow by the Escrow Agent to be released in the event the Executive receives a subpoena or notice of deposition in or is named as a party to any lawsuit, proceeding, investigation, or enforcement action by or against either the Company Group or any of the officers, directors, and/or shareholders of its constituent members. The Executive agrees that he and his family shall not retain copies of any such papers, work papers, notes and documents. Notwithstanding the foregoing, the Executive may retain copies of any employment or benefits agreements between the Executive and the Company, the Agreement, any publicly filed materials and any employee benefit plan materials distributed generally to participants in any such plan by the Company. The Executive acknowledges that on the Termination Date, all telephone and other accounts being paid by the Company on the Executive's behalf, and all rights of the Executive to use or access such accounts, were terminated, and hereby represents that all Company credit cards have be returned to the Company and canceled. To the extent any charges were made by the Executive using Company accounts or credit cards after the Termination Date, such charges will be solely the Executive's responsibility.

        B.    The Company—for the Company Group, and the officers, directors and shareholders of its constituent members—acknowledges that until the Entitlement Payment is paid to Executive in accordance with this Agreement: (1) that the delivery of the complete set of papers, et cetera, to the Company, through its counsel Paul, Weiss, Rifkind, Wharton & Garrison LLP, does not constitute and shall not be deemed a waiver of any and all retaining liens that the Executive has possessed, now possesses, or may come to possess; and (2) that it is forever estopped from asserting or arguing that said delivery does constitute or should be deemed such a waiver.

        C.    If the Company does not deposit the Entitlements Payment into the Escrow Account on July 11, 2003, then the second complete set of papers, notes, and documents shall be released from escrow. Until the Company or its counsel receives the properties as contemplated by Section 4(A) it shall not be obligated to pay the Entitlements Payments to Executive and the Escrow Agent shall not release those funds to Executive..

        5.    Confidentiality.

        A.    The Executive acknowledges and agrees that all memoranda, notes, records and other materials made or compiled by the Executive, or made available to him, in connection with, and during his employment by, the Company remain the sole and exclusive property of the Company. The Executive acknowledges and agrees that all confidential information acquired about any member of the Company Group and each of their respective shareholders, officers, directors, employees and agents (each a "Company Party"), and all material reflecting such confidential information, is highly confidential and that disclosure of such information or material could cause serious and irreparable injury to the Company. The Executive agrees that he will not hereafter disclose any such information or make any such material available to anyone other than his counsel without the written consent of the Company, unless such information already is or subsequently becomes known outside the Company, and other than as may be required pursuant to a subpoena or an order of a court, governmental agency or other authorized tribunal.

        B.    The Executive hereby further agrees that he will not directly or indirectly disclose, discuss or disseminate, be the source of or otherwise publish or communicate in any manner to any person or entity any confidential information concerning the business activities of any Company Party other than as may be required pursuant to a subpoena or an order of a court, government agency or other authorized tribunal; provided that upon receipt of such a subpoena or order, the Executive shall, if permitted by the terms of such subpoena or order, promptly notify the Company so that the Company may take such action(s) as it deems appropriate, including attempting to obtain a protective or similar order in respect of such confidential information. In the event the Company succeeds in obtaining a protective or similar order, and to the extent such order directs the Executive to act or refrain from acting, then upon receipt of written notice of the order the Executive shall comply with its terms so long as it remains in effect.

        C.    The terms and conditions of the Agreement shall be held confidential by the Parties hereto, except for disclosure (i) by the Company to its legal, actuarial and accounting advisors, and to any court or governmental agency or any ad hoc or official creditors committee or other interested persons in connection with any bankruptcy proceeding or restructuring plans (ii) by the Executive to his legal and financial advisors, prospective employers, and immediate family members, (iii) by either Party if required by order of a court or other body having jurisdiction over such matter, or otherwise as required under the securities law, and (iv) by either Party with the written consent of the other. Notwithstanding the foregoing, nothing in the Agreement shall prevent the Executive from (x) using on his own behalf or any future employer's behalf, his general knowledge or experience in any area of professional activity, whether or not involving the Executive's service with the Company or (y) referring to or describing his performance of services with the Company as descriptive of his ability or qualification for employment or engagement by any other entity.

        D.    Notwithstanding anything herein to the contrary, nothing herein shall prevent either party (and each employee, representative, or other agent of either party) from disclosing to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) related to such tax treatment and tax structure; provided that this sentence shall not permit any person to disclose the name of, or other information that would identify, any party to such transactions or to disclose confidential commercial information regarding such transactions.

        6.    Nondisparagement.

        A.    The Executive hereby agrees not to defame, disparage or criticize either the Company or any of its officers and directors in any medium to any person or entity without limitation in time. Notwithstanding this provision, the Executive may confer in confidence with his legal representative and make truthful statements either as may be required by law or in the event he receives a subpoena or notice of deposition for or is named as a party in any lawsuit, proceeding, investigation or enforcement action.

        B. The Company—for itself and in behalf of the Company Group and the officers and directors of its constituent members—hereby agrees not to defame, disparage or criticize the Executive in any medium to any person or entity without limitation in time. Notwithstanding this provision, the Company may confer in confidence with his legal representative and make truthful statements either as may be required by law or in the event it receives a subpoena or notice of deposition for or is named as a party in any lawsuit, proceeding, investigation or enforcement action. Furthermore, the Company may make no public or private statements of any kind concerning the Executive, other than those already made in the February 25, 2003 Press Release, except in necessary governmental filings and in responses to inquiries of the media or prospective employers of Executive, and in such instances shall not state anything other than the fact that Executive was terminated without cause as part of a broader management restructuring and cost reduction program. Moreover, the Company shall notify its employees of its obligation not to defame, disparage or criticize the Executive.

        7.    Acknowledgments and Releases.

        A.    The Executive on his own behalf and on behalf of his successors, assigns, legal representatives, heirs, executors and administrators (collectively, the "Executive Releasor"), does hereby remise, release, absolve and discharge, the Company, all of its respective successors and assigns, subsidiaries and legal representatives (in their capacities as such), past and present, and all of its respective directors, officers, shareholders, agents, employees, attorneys, successors, assigns, legal representatives, heirs, executors and administrators, past and present, and each and every one of them, in their individual and corporate capacities as such (collectively, the "Company Releasee"), from any and all manner of claims, demands, liens, agreements, contracts, covenants, promises, actions, suits, causes of action, controversies, obligations, debts, sums of money, accounts, attorneys' fees, damages, judgments, executions, orders and liabilities of whatever kind or nature in law, equity or otherwise (collectively, "Claims"), including, without limitation, any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 ("ADEA," a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, all as amended, which the Executive Releasor now owns or holds or has at any time heretofore owned or held, or hereafter can, shall or may have, as against the Company Releasee, or any of them, from the beginning of the world to the date of the Agreement, except any Claims that arise under or are in connection with (x-i) any Claims arising from or related to criminal acts of the Company Releasee against the Executive, (x-ii) any obligation of any Company Party under this Agreement, including but not limited to amounts owed to Executive Releasor under the Agreement, (y) any ordinary commercial liabilities or obligations of any Company Releasee that is a shareholder, officer or director may have to the Executive Releasor as of the date hereof that are entirely unrelated to (i) the Company or any of its subsidiaries or affiliates and (ii)the conduct or any Company Releasee in holding, owning or managing any interests of the Company or any of its businesses, subsidiaries or affiliates and (z) any claims against the Company that the Executive Releasor may have for indemnification under the by-laws of the Company, the laws of the State of Delaware or any insurance coverage maintained by or on behalf of the Company for the Executive with respect to his service as an officer and/or director of the Company.

        B.    The Company on its own behalf and on behalf of the Company Group, the directors, officers, successors and assigns, subsidiaries and legal representatives of each of its constituent members (collectively, the "Company Releasor"), does hereby remise, release, absolve and discharge, the Executive, all of his respective successors, assigns, legal representatives, heirs, executors and administrators (in their capacities as such), past and present, (collectively, the "Executive Releasee"), from any Claims which the Company Releasor now owns or holds or has at any time heretofore owned or held, or hereafter can, shall or may have, as against the Executive Releasee, or any of them, from the beginning of the world to the date of the Agreement, except that any Claims that arise under or are in connection with (x) any Claims arising from or related to criminal acts of the Executive and (y) any obligation of the Executive under the Agreement.

        C.    The Executive acknowledges that he has not filed any complaint, charge, claim (other than filing for unemployment benefits) or proceeding against any of the Company Releasees, and the Company acknowledges that a Company Party has not filed any complaint, charge, claim or proceeding against any of the Executive Releasees, before any local, state or federal agency, court or other body relating to the Executive's employment or the termination thereof (each individually a "Proceeding").

        D.    The Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceedings and will not participate in any Proceeding, in each case, except as required by law; and

(ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission ("EEOC"). Further, the Executive understands that by entering into the Agreement, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in this Section 7 shall prevent the Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in Section 7 of the Agreement (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.

        E.    The Company (i) acknowledges that a Company Party will not initiate or cause to be initiated on its behalf any Proceedings and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right it may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

        F.     The Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of the Agreement to consider all the provisions of the Agreement and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THE AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN THIS SECTION 7 AND THE OTHER PROVISIONS HEREOF. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THE AGREEMENT AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

        G.    The Executive shall have seven days from the date of his execution of the Agreement to revoke the Agreement, including the release given under this Section 7 with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If the Executive revokes the Agreement including, without limitation, the release given under this Section 7, the Executive will be deemed not to have accepted the terms of the Agreement, and no action (including any payments) will be required of the Company under any Section of the Agreement.

        8.    Availability of Relief

        A.    In the event that the Executive fails to abide substantially by any of the material terms of the Agreement, the Company may, in addition to any other remedies it may have, terminate any benefits or payments that are subsequently due under the Agreement, without waiving the release granted herein.

        B.    The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of his post-termination obligations under the Agreement, including but not limited to his obligations under Sections 5, 6 and 7 of the Agreement, would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under the Agreement, upon adequate proof of his violation of any such provision of the Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

        9.    Miscellaneous.

        A.    FCPA Certificate; D&O Questionnaire.    Simultaneously herewith, the Executive has executed and delivered the annual Foreign Corrupt Practices Act compliance certificate and the annual response to the Company's D&O questionnaire, attached hereto as Annex A, to the Company. If the Company does not deposit the Entitlements Payment to the Escrow Account on July 11, 2003, then the Company shall not use either the certificate or the questionnaire, or any information either one contains, for any purpose whatsoever, and shall return them (and all copies of them) immediately to the Executive.

        B.    Notices.    Any notice given pursuant to the Agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

    If to the Company:

    Metromedia International Group, Inc.
    505 Park Avenue
    21st Floor
    New York, NY 10022
    Attention: Chief Executive Officer

    and a copy to:

    Paul, Weiss, Rifkind, Wharton & Garrison LLP
    1285 Avenue of the Americas
    New York, New York 10019-6064
    Attention: Kelley D. Parker

    If to the Executive:

    Matthew Mosner
    157 Brightwood Avenue
    Westfield, NJ 07090

    and a copy to:

    Ruskin Mosou Faltischek, P.C.
    190 EAB Plaza
    East Tower—15th Floor
    Uniondale, New York 11556-0190
    Attention: Jon Schuyler Brooks

or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.

        C.    Successor.    The Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

        D.    Taxes.    The Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable to the Executive under the Agreement. Notwithstanding any other provision of the Agreement, the Company may withhold from amounts payable under the Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations.

        E.    Severability.    In the event that any provision of the Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of the Agreement shall be unaffected and shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to a party hereto. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

        F.    Counterparts.    The Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party's executed counterpart of the Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

        G.    Non-Admission.    Nothing contained in the Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Executive or on the part of the Company.

        H.    No Mitigation.    The Executive shall not be required to mitigate the amount of any payment provided for pursuant to the Agreement by seeking other employment and, to the extent that the Executive obtains or undertakes other employment, the payment will not be reduced by the earnings of the Executive from the other employment.

        I.    Governing Law/Venue.    The Agreement shall be governed by, and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws. Any dispute regarding the Agreement shall be adjudicated in the state or Federal courts located in New York County, New York.

        IN WITNESS WHEREOF, the undersigned have executed the Agreement on the date first written above.

METROMEDIA INTERNATIONAL GROUP, INC.
By:	/s/ MARK S. HAUF Name: Mark S. Hauf Title: President and Chief Executive Officer
THE EXECUTIVE
/s/ MATTHEW MOSNER MATTHEW MOSNER

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  Exhibit 10.47
SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS